UNITED STATES
SECURITIES AND EXCHANGE  COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      July 22, 2016

                                                 HICKOK INCORPORATED
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-147 (Commission File Number)	34-0288470 (IRS Employer Identification No.)

    10514 Dupont Avenue      Cleveland, Ohio                                                                                44108
    (Address of principal executive offices)                                                                             (Zip Code)

Registrant's telephone number, including area code         (216) 541-8060

                                                                          Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    (b)

On July 22, 2016, Robert L. Bauman informed Hickok Incorporated (the “Company”) of his decision to retire as President and Chief Executive Officer of the Company effective September 1, 2016 but will continue full time with the Company to effect a smooth transition until September 30, 2016.  At this time, Mr. Bauman will enter into a consulting agreement with the Company, which will entitle him to annual payment in the amount of $23,750 and certain other benefits, including the use of a company car.

The Company announces that, in coordination with Mr. Bauman’s retirement plan described above, it has appointed Mr. Brian E. Powers as President and Chief Executive Officer effective September 1, 2016.

Mr. Powers, age 53, is Chairman of the Company’s Board of Directors and has held this position since 2014. From 2014 to 2015, Mr. Powers served as Chief Administrative Officer and General Counsel of Greencastle LLC, a developer of data centers and clean energy projects.  He also served as Managing Director of League Park Advisors LLC, a mid-market investment banking firm, from 2010 to 2014.  Mr. Powers has been the owner of Brian Powers & Associates LLC, a management consulting firm, since 2001.

There are no family relationships between Mr. Powers and any other director or executive officer of the Company. There are no transactions in which Mr. Powers has an interest that are required to be disclosed under Item 404(a) of Regulation S-K.  Mr. Powers’ compensation related to this appointment has not been determined at this time.

SIGNATURES
            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HICKOK INCORPORATED

  /s/ Robert L. Bauman
Robert L. Bauman
   President and CEO

Date:    July 28, 2016